EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
THE BY-LAWS
OF
AMERICAN PACIFIC CORPORATION
          The undersigned, Linda G. Ferguson, hereby certifies that:
          1. She is the duly elected and acting Secretary of American Pacific Corporation, a Delaware corporation (the “Company”).
          2. Effective September 12, 2006, by action of the majority of the Board of Directors pursuant to Section 7.4, Section 4.5 of the Company’s By-laws was amended and restated as follows:
“ Section 4.5. The President. The President shall be the chief executive officer of the Corporation and shall have general supervision over the operations and officers of the Corporation and the conduct of its business, subject to the control of the Board of Directors and the Chairman of the Board. However, the Board of Directors, at its discretion, may appoint as the chief executive officer of the Corporation the Chairman of the Board or any other corporate officer. In the absence or disability of the Chairman of the Board or if requested by the Chairman, the President shall preside at all meetings of the stockholders, the Board of Directors and any committee of the Board of Directors of which the President and the Chairman of the Board may be members unless another member of such committee designated by the Board of Directors as chairman shall be present, and shall perform all other duties assigned to the Chairman of the Board by the By-Laws. The President may sign, with any other officers thereunto authorized, certificates of stock of the Corporation, and may sign and execute, in the name of the Corporation, deeds, mortgages, bonds, notes and other instruments authorized by the Board of Directors, except in cases where the signing and execution thereof shall be expressly delegated to some other officer or agent. The President shall do and perform such other duties as from time to time may be prescribed by the Board of Directors, any committee of the Board of Directors or the Chairman of the Board.”
          IN WITNESS WHEREOF, the undersigned has set his hand hereto this [___] day of September, 2006.

/s/ Linda G. Ferguson
Linda G. Ferguson, Secretary